Exhibit 16.1

May 26, 2006

Securities and Exchange Commission

Mail Stop 9-5

450 Fifth Street, N.W.

Washington, D.C.  20549

Re:  PRB Gas Transportation, Inc.

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 26, 2006, to be filed by our former client, PRB Gas Transportation, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Ehrhardt Keefe Steiner & Hottman PC

cc:  Robert Wright, Chief Executive Officer

      Joseph Skeehan, Chairman of Audit Committee